Exhibit 10.6

SR BANCORP, INC.

POLICY REGARDING INSIDER TRADING

SR Bancorp, Inc. (the “Company”) is a public company, the common stock of which is listed on the Nasdaq Capital Market and registered under the Securities Exchange Act of 1934, as amended. As a public company, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). Investment by directors, officers and employees in the Company stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential information by “insiders” for their own profit.

As a director, officer or employee of a public company, you have the responsibility not to participate in the market for the Company stock while in possession of material, non-public (inside) information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, inside information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you buy or sell securities while in possession of material, inside information, you will not only have to pay back any profit you made, but you could be found guilty of criminal charges, and face substantial fines or even prison. Additionally, the Company could be held liable for your violations of insider trading laws.

To avoid these harsh consequences, the Company has developed the following guidelines to briefly explain the insider trading laws and set forth procedures and limitations on trading by directors, officers and employees. However, these guidelines do not address all possible situations that you may face. In addition, you need to review and understand the Company’s Policy on Fair Disclosure to Investors that describes your obligations regarding the selective disclosure of confidential information to ensure compliance with SEC Regulation FD, which requires “fair disclosure” of material, non-public information.

Insider Trading Concepts

What is “Inside” Information?

Inside information includes any non-public information of which you become aware because of your “special relationship” with the Company as a director, officer or employee and which has not been disclosed to the public (i.e., is non-public). The information may be about the Company, Somerset Regal Bank (the “Bank”) or any other subsidiaries or affiliates. It may also include information you learn about another company (for example, companies that are current or prospective customers or suppliers to the Company or those with which the Company may be in negotiations regarding a potential transaction).

What is Material Information?

Information is material if an investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either good or bad information may be material. If you are unsure whether the information is material, assume it is material.

Examples of material information typically include, but are not limited to:

•
Financial or accounting problems;
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Estimates of future earnings or losses;
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Significant non-recurring gains or losses;
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Events that could result in restating financial information;
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A proposed acquisition, sale or merger;
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Changes in key management personnel;
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Beginning or settling a major lawsuit;
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Changes in dividend policies;
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Declaring a stock split;
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A stock repurchase program; or
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A stock or bond offering.

What is Non-Public Information?

Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, a press release or in SEC filings, for example) and the investing public has had an opportunity to see or hear it.

Trading Guidelines

A. Rules Applicable to All Directors, Officers and Employees.

No director, officer or employee may trade any security, whether issued by the Company or by any other company, while in possession of “material inside information” about the issuer. Further, no director, officer or employee may disclose “material inside information” to any other person (including immediate family members, friends or stockbrokers) so that such other person may trade in the stock. It is usually safe to buy or sell stock after the information is officially announced, as long as you do not know of other material information that has not yet been announced. Even after the information is announced, you should generally wait one full trading day before buying or selling securities to allow the market to absorb the information.

This means the following with respect to certain Bank or Company employee benefit plans:

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401(k) Plan. An officer or employee having material inside information regarding the Company may not (i) initiate a transfer of funds into or out of an SR Bancorp, Inc. stock fund of the 401(k) plan, or (ii) increase an existing election to invest funds in the SR Bancorp, Inc. stock fund. However, ongoing purchases of the Company’s stock through the plan pursuant to a prior election are not prohibited.
•
Other Company Stock Purchase Plans. A director, officer or employee having material inside information regarding the Company may not sign up for, or increase participation in, any employee stock purchase plan or dividend reinvestment plan. However, ongoing purchases through those plans pursuant to a prior election are not prohibited.
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Stock Options. A director, officer or employee may exercise a stock option at any time, but any stock acquired upon such exercise may not be sold (whether by means of a cashless exercise or otherwise) if the employee has material inside information regarding the Company. At any time, however, an employee may deliver Company stock already owned to pay the option exercise price and taxes.

B. Additional Rules.

1. Options and Other Stock Plans. The sale of stock acquired upon an exercise of stock options and the transfer of funds into and out of the Company’s stock plans are subject to special rules. The Filing Coordinator should be contacted before any such transaction is conducted.

2. Pension Fund Blackouts. The Sarbanes-Oxley Act of 2002 requires the Company to prohibit all purchases, sales or transfers of the Company’s securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Directors and executive officers will be contacted when these or other restricted trading periods are instituted.

3. Rule 10b5-1 Plans. Directors and executive officers may only enter into a trading plan when they are not in possession of material non-public information. In addition, directors and executive officers should not enter into a trading plan during a quarterly blackout period or during a pension blackout period. The Filing Coordinator should be contacted prior to implementation of a trading plan under SEC Rule 10b5-1. Transactions made under a trading plan should be promptly reported to the Filing Coordinator who will prepare the necessary Form 4. Certain information regarding the trading plan will be required to be disclosed in the Company’s SEC filings, including a description of the material terms of such trading plan.

C. Additional Rules Applicable to Proposed Mergers/Acquisitions.

Whenever the Company is actively considering a merger, acquisition or another significant business relationship (such as a joint venture), all Company personnel aware of the transaction or involved in due diligence or other planning for or attention to the transaction or business relationship should not trade in any of the Company’s securities and any securities of the other company without first contacting the Filing Coordinator, who may consult with outside counsel.

Note: This policy applies to securities transactions by the directors and officers and by the employees aware of the transaction or involved in due diligence or other planning for or attention to the transaction or business relationship and also applies to:

(a)
Transactions for accounts in which the director, officer or employee has an interest or an ability to influence transactions; and
(b)
Transactions by the director’s, officer’s or employee’s spouse or any other member of their household unless (i) the household member’s investment decisions are made independently of the director, officer or employee and (ii) the household member has not received inside information about the issuer of the security.
D.
Stock Repurchase by the Company.

This policy does not restrict the Company’s purchase of its common stock. The Board of Directors may choose to delegate to the Chief Executive Officer or his designee(s) the authority and discretion to authorize the Company to purchase Company common stock pursuant to a Board-approved and currently effective stock repurchase program, including during a restricted trading period under this policy. In such a circumstance, the Chief Executive Officer must determine that the following conditions are met:

(a)
The Company is not in possession of material non-public information that prohibits such purchases;
(b)
Market conditions for the repurchase are favorable;
(c)
There are no material differences in the financial condition of the Company referenced in the last publicly reported balance sheet date that have not been publicly disclosed;
(d)
There are no material differences in the consolidated results of core operations of the Company for the current quarter and the average for the four most recent quarterly periods that have not been publicly disclosed;
(e)
It is anticipated that expected earnings for the current quarter will not be materially different from analysts’ publicly announced estimates for the current quarter or guidance provided by the Company, if any;

(f)
The Company is not currently in the process of conducting a transaction or series of related transactions that have not been publicly disclosed and which, if consummated, would likely have a material impact on the financial condition or results of operations of the Company, nor is the Company actively considering any such transaction or series of transactions;
(g)
The stock repurchases are conducted in accordance with the currently effective stock repurchase program and are not being conducted to manipulate the trading market for the Company common stock; and
(h)
The Chief Executive Officer or his designee(e) has sought the advice of any advisors as he shall deem appropriate.

Confidentiality

Serious problems could develop for the Company by unauthorized disclosure of inside information about the Company, whether or not to facilitate improper trading of the Company’s stock.

A.
Confidentiality of Non-Public Information.

Directors, officers and employees should not discuss internal matters or developments with anyone outside of the Company (including family members, securities analysts, individual investors, members of the investment community and news media), except as required in the performance of regular corporate duties. In addition, directors, officers and employees of the Company with knowledge of material, non-public information should only disclose such information to other Company personnel on a “need-to-know” basis so that the group of individuals with knowledge of material, non-public information is kept as small as possible.

All inquiries about the Company made by the financial press, investment analysts or others in the financial community, or by stockholders must be handled in accordance with the Company’s Policy on Fair Disclosure to Investors. If you have any doubt as to your responsibilities under this policy, you should seek clarification from the Disclosure Policy Compliance Officer before acting.

B.
Prohibition Against Internet Disclosure

It is inappropriate for any unauthorized person to disclose Company information or to discuss the Company on the Internet, including in any forum or chat room where companies and their prospects are discussed. The posts in these forums are, in some cases, made by investors who are poorly informed, who have malicious intent or who intend to benefit their own stock positions. To avoid the disclosure of material, inside information, no director, officer or employee may discuss the Company or Company-related information in an Internet forum or chat room, regardless of the situation.